Exhibit 10.1

TERM SHEET - DRAFT

WHEREAS Zeff Capital, L.P. (together with its affiliates, “Zeff”) seeks reimbursement of the costs incurred by it and on its behalf as part of its solicitations in 2018 and 2019 in connection with the annual meetings of stockholders of TSR, Inc. (“TSR”). The costs incurred by Zeff in connection with the litigation initiated by and against TSR, as well as the negotiation, execution and enforcement of the Settlement and Release Agreement, dated as of August 30, 2019, by and between TSR, Zeff and certain other parties and the Share Repurchase Agreement, dated as of August 30, 2019, by and between TSR, Zeff and certain other parties, are inextricably linked with, and form a part of, the costs incurred by or on behalf of Zeff in connection with its solicitations.

WHEREAS Zeff has incurred costs in the amount of approximately $1,132,778 related to the matters.

WHEREAS TSR Inc. seeks to close out the matter regarding the proxy solicitation, recognizes the value for all its shareholders in replacing the former Board of Directors, and believes it is appropriate and in shareholders’ interest to reimburse the costs Zeff incurred.

WHEREAS both parties have agreed to a settlement of $900,000 structured to be paid as follows:

Payment One of $300,000 due by June 30, 2021;

Payment Two of $300,000 due by June 30, 2022;

Payment Three of $300,000 due by June 30, 2022, which shall be payable at the Board’s option of cash or common stock of TSR based on the volume weighted average price for the preceding 30 days at the time of the Board’s decision or June 30,2022, at the latest.

Interest: There shall be no interest due on the settlement.

Cash Flow Sweep: If any of the Payments would be in excess 30% of trailing twelve month EBITDA, TSR Inc. shall have the option to defer the amount of payment in excess of trailing twelve month EBITDA by one year.

Payments Shall Not Cause a Breach of Covenants: If any of the Payments would cause any default or covenant breach with senior secured lenders including Access Capital, TSR Inc. shall have the options to defer the Payment until the Payment would not cause such a breach.

ZEFF CAPITAL, L.P.

By: Zeff Holding Company, LLC, as
general partner

By:	/s/ Daniel Zeff
Daniel Zeff (Manager)

Date:	4/1/20

TSR Inc.

By:	/s/ Brad Tirpak
Brad Tirpak (Chairman of the Board)

Date:	April 1, 2020